EXHIBIT (m)(4)(b)

SCHEDULE A EATON VANCE GROWTH TRUST CLASS C DISTRIBUTION PLAN Effective: August 10, 2009

Name of Fund Adopting this Plan	Date of Original Plan (Inception Date)

Eaton Vance Greater China Growth Fund	December 17, 1993/January 27, 1995 (January 30, 1995)
Eaton Vance Global Growth Fund	August 1, 1994/January 27, 1995 (January 30, 1995)
Eaton Vance Multi-Cap Growth Fund	November 10, 1995
Eaton Vance Worldwide Health Sciences Fund	January 1, 1998
Eaton Vance-Atlanta Capital SMID-Cap Fund	August 10, 2009